                                  EXHIBIT 23.2

              EXPLANATION CONCERNING ABSENCE OF WRITTEN CONSENT OF

                               ARTHUR ANDERSEN LLP

         On June 28, 2002, Advanta Corp. (the "Company") announced that it had appointed KPMG LLP to replace Arthur Andersen LLP as its independent public accountants. Prior to the date hereof, the Arthur Andersen partners who reviewed the Company's audited financial statements as of December 31, 2001 and December 31, 2000 and for the years then ended resigned from Arthur Andersen LLP. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference in this filing of Arthur Andersen's audit reports with respect to the financial statements as of December 31, 2001 and December 31, 2000 and for the years then ended for this Registration Statement on Form S-8. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to omit Arthur Andersen's written consent from this filing, and permits us to incorporate by reference the financial statements, supplementary data and financial statement schedule included herein into present and future registration statements, without the written consent of Arthur Andersen LLP.

         Section 11(a) of the Securities Act of 1933 provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         As noted above, Arthur Andersen LLP has not consented to the incorporation by reference of its audit report in this filing. While the extent of any resulting limitations on recovery is unclear, Arthur Andersen LLP may not be liable under Section 11(a) of the Securities Act of 1933 because it has not consented to being named as an expert in this Registration Statement on Form S-8. The Company believes, however, that other persons who may be liable under
Section 11(a) of the Securities Act of 1933, including the Company's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act of 1933.